EXHIBIT 10.10

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is entered into and made effective as of the 1st day of March, 2007 (the “Effective Date”), by and between CALIBER TEXAS PROPERTIES LP, a Delaware limited liability company (the “Landlord”), and DIAMONDBACK-QUANTUM LLC, (the “Tenant”). The Landlord and Tenant may be separately referred to in this Lease as a “party” or collectively as the “parties”.

WITNESSETH:

WHEREAS, the Landlord owns certain real property and improvements situated thereon that are physically located at 10600 W. County Road 128 West, Odessa, TX 79765; and

WHEREAS, the Landlord desires to lease to the Tenant, and the Tenants desires to lease from the Landlord, a portion of the Property subject to the terms and conditions described in this Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Lease, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Landlord and the Tenant agree as follows:

1.	DEFINITIONS. The following are definitions of some of the terms used in this Lease. The definitions of other terms are found throughout this Lease.

a.

“Affiliate” shall mean (i) with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person and (ii) with respect to any Person who is an individual, any Person who is a sibling, lineal descendent or spouse of such individual and of any other Person who is otherwise an Affiliate (as defined in subsection (i)) of such individual or sibling, lineal descendent or spouse of such individual.

b.	“Commencement Date” shall mean March 1, 2007.

c.

“CPI” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers (1982-1984=100), U.S. City Average, All Items, Not Seasonally Adjusted, as published by the United States Department of Labor, Bureau of Labor Statistics of the United States Department of Labor. In the event such Index is discontinued, comparable statistics in the purchasing power of the consumer dollar, as published at the time of said discontinuance by a responsible financial authority shall be selected at the Landlord’s reasonable discretion and shall be used in lieu of such index.

d.	“CPI Rent Escalation” shall mean the rent escalation calculated in accordance with Section 5.3.

e.

“Landlord Improvement Costs” shall mean the total out-of-pocket expense paid by the Landlord to acquire the Property, prepare the Property for the Tenant’s occupancy, and otherwise complete the Standard Improvements.

f.	“Lease Year” shall mean a twelve (12) month period commencing on the Commencement Date, and again on each anniversary of the Commencement Date.

g.

“Permitted Transferee” shall mean any Person (i) who is an Affiliate of the Tenant, (ii) that acquires all or substantially all of the Tenant’s assets, (iii) with or into which the Tenant is merged or consolidated, or (iv) resulting from a reorganization or conversion of the Tenant provided that such Person agrees to be bound by the terms of this Agreement as an assignee is accordance with Section 16 hereof.

h.	“Permanent Fixtures” shall mean any and all equipment, machinery, and other property located on or about the Property other than the Tenant’s Property.

i.	“Person” shall mean an individual, corporation, partnership, association, limited liability company, joint venture, trust or other entity, including a governmental authority.

j.

“Property” shall mean the real property and improvements situated thereon that are physically located at 10600 W. County Road 128 West, Odessa, TX 79765 and more particularly described in Exhibit “A” attached to and made a part of this Lease.

k.	“Rent” shall include the Base Rent, Additional Rent, any applicable CPI Rent Escalation, and the Asset Management Fee.

l.

“Standard Improvements” shall mean any an all buildings, Permanent Fixtures, improvements, modifications, and/or structures of any type, size, or function situated on or about the Property, which the Landlord caused to be constructed prior to the Commencement Date.

m.

“Tenant Requested Improvements” shall mean any and all buildings, Permanent Fixtures, improvements, material modifications, and/or structures of any type, size, or function on the Property that are not Standard Improvements and are erected at any time upon the written request of the Tenant.

n.

“Tenant’s Property” shall mean all moveable partitions, business and trade fixtures, machinery and equipment that is not affixed to the Standard or Tenant Requested Improvements, communications equipment and office equipment located on or about the Property and acquired by or for the account of the Tenant, without expense to the Landlord, and all furniture, furnishings, and other articles of personal property owned by the Tenant and located on or about the Property.

2.

LEASE. The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, the Property, subject to the terms and conditions described in this Lease. So long as the Tenant is not in default under this Lease, the Landlord covenants that the Tenant shall peacefully and quietly have, hold and enjoy the Property during the Term. The provisions of this Lease shall in all respects supersede, govern, and control over the terms of the Existing Lease.

3.

TERM. The covenants and obligations of this Lease shall become binding immediately the date and year first written above. The initial term of this Lease shall be for a period of twenty (20) years from the Commencement Date (the “Initial Term”) unless earlier terminated in accordance with the terms and conditions described in this Lease. If the Commencement Date occurs on the first day of a month, the Expiration Date will be twenty (20) years from the last day of the preceding month. If the Commencement Date occurs on a date other than the first day of the month, the Expiration Date will be twenty (20) years from the last day of the month in which the Commencement Date occurs, unless extended as hereafter provided

3.1. Extension Term. The Tenant shall have the right to extend the Initial Term for up to two (2) additional five (5) year periods (each, an “Extension Term”; the Initial Term and all exercised Extension Terms being collectively referred to as the “Term”) following the expiration of the Initial Term or the first Extension Term by providing the Landlord with written notice of the exercise of such right no more than eighteen (18) months and no less than six (6) months prior to the expiration of the Initial Term or first Extension Term, as applicable. In the event the Tenant does not exercise its right to the Extension Term, then this Lease shall expire effective as of the expiration date of the Initial Term or the first Extension Term, as applicable.

3.2. Terms and Conditions. All terms and conditions in this Lease shall remain in force and effect during the Term unless otherwise specified herein or agreed to in writing between the Landlord and the Tenant.

4.	IMPROVEMENTS. Any and all improvements to the Property shall be made pursuant to the following terms and conditions.

4.1. Tenant Requested Improvements. Any and all Tenant Requested Improvements shall be requested in writing by the Tenant and, subject to the Landlord’s approval in writing of the making of such proposed Tenant Requested Improvements shall be completed (i) under the supervision of Landlord at the Tenant’s own cost and expense, (ii) by the Landlord or (iii) by a third party contractor identified by the Tenant after soliciting bids, and approved by Landlord in writing.

4.2. Reimbursement. Any and all amounts expended for the Tenant Requested Improvements by Landlord plus a Construction Development Fee to be agreed upon and attached to this Lease as Schedule 4.2 prior to construction by the Tenant and the Landlord in an amount relative to the type of the Tenant Requested Improvements, will be collected as Additional Rent as provided in Paragraph 5.2 hereof.

5.	RENT. In exchange for the leasehold rights and interests in and to the Property granted to the Tenant under this Lease, the Tenant agrees to pay to the Landlord the following amounts:

5.1. Base Rent. The monthly Base Rent due from Tenant shall be $7,957.19, which is an amount equal to ten percent (l 0%) of the total Landlord Improvement Costs as of the Effective Date divided by twelve (12).

5.2. Additional Rent. Additional Rent will be charged to the Tenant for Tenant Requested Improvements that Landlord agrees to fund on all monthly invoices after completion of such Tenant Requested Improvement in an amount that is equal to the sum of the total out-of-pocket expense paid by the Landlord directly attributable to such Tenant Requested Improvements divided by the remaining months left in the Initial Term or Extension Term of this Lease, as the case may be, at the time of completion of the Tenant Requested Improvement.

5.3. CPI Rent Escalation. At the beginning of each Lease Year, the Rent payable by Tenant shall be increased in an amount equal to the product of the Rent times a number equal to the percentage increase in the CPI over a 12 month period, calculated by using the most recently published CPI and the CPI published 12 months earlier.

5.4. Asset Management Fee. As compensation for Landlord’s oversight and periodic inspection of the Property to ensure Tenant’s needs are adequately met, Tenant shall pay a monthly Asset Management Fee to Landlord equal to the greater of (i) $125.00 or (ii) two percent (2%) of the Rent divided by twelve (12).

5.5. Adjustment of Rent by Invoice. Rent shall be adjusted on a monthly basis by invoice according to the calculations set forth herein. Rent shall be adjusted by written notice to the Tenant by the 15th day of the month prior to the month of adjustment; failure to give notice shall not be a waiver of Landlord’s right to adjust Rent. No adjustment to Rent for Tenant Requested Improvements shall be made until invoices are paid by Landlord related to such improvements. The Tenant shall have one hundred eighty (180) days after receipt of each invoice to deliver written notice to Landlord, in order to audit, at the Tenant’s expense, Landlord’s records related to the expenses associated with Tenant Requested Improvements causing an increase in Additional Rent for said invoice. Under no circumstances does the Tenant’s right to review records relieve the Tenant from its obligation to make timely payment as required hereunder.

5.6. Payment. Any and all amounts charged as Rent shall be due and payable in advance on the first day of each calendar month. Other than the obligation to timely remit payments, no delay by the Landlord in providing the monthly invoice called for hereunder shall relieve the Tenant from its obligations hereunder. Payment of the Rent shall be made to the Landlord at 820 Caliber Center, 38 17 N.W. Expressway, Oklahoma City, Oklahoma 73112, or such other place as the Landlord may designate in writing. All payments of Rent shall be made without deduction, set off, discount or abatement in lawful money of the United States. To the extent allowed by law, if the Tenant fails to pay any installment of Rent or any other amounts on or before the fifteenth (15) day of each calendar month, a “Late Charge” equal to three percent (3%) of such unpaid amount and interest, at the lower of 18% or the maximum legal rate per annum from the date due until paid, will become due and payable.

6. DEPOSITS. Tenant shall not be required to make a deposit with Landlord in connection with this Lease.

7. TITLE. No right, title or interest in the Property or to the Property shall pass to or otherwise be acquired by the Tenant other than the rights described in this Lease.

8. USE OF PROPERTY. During the Term, the Tenant shall not use the Property for any illegal purposes or in violation of any applicable laws or regulations of any governmental body or authority. The Tenant shall not commit or cause any waste, or allow any waste to be committed or caused, on the Property or violate any laws with respect to the Property. Further, the Tenant shall operate its business in a way to conform to all applicable health and safety standards.

9. ANIMALS. Except for guide, signal or service dogs in use by a blind, deaf or physically handicapped person or a watch dog used by the Tenant, no animals shall be allowed, even temporarily, anywhere in or on the Property without the Landlord’s prior written consent, which consent may be withheld, conditioned or delayed at the Landlord’s discretion.

10. UTILITIES AND SERVICES. The Tenant shall be solely obligated and responsible for, and shall timely pay, all charges and deposits for utilities to the Property including, but not limited to, the following: water, garbage, gas, electricity, telephone, cable, fuel, light, power, sewer and any other utility or service. To the extent allowed by law, if the Tenant fails to pay any amounts due hereunder on or before five (5) days after Landlord delivers written notice of such delinquency to the Tenant, the Landlord reserves the right to pay said charges and invoice the Tenant for said amounts plus a “Late Charge” equal to five percent (5%) of such unpaid amount. Tenant shall additionally be responsible for any and all reasonable attorney’s fees and costs incurred by the Landlord due to the Tenant’s failure to timely pay the charges due hereunder.

11. TAXES. During the Term, the Tenant shall be solely obligated and responsible to timely pay all taxes, assessments and charges (collectively, “Taxes”) against or involving the Property and Tenant’s Property, and upon written request shall provide a copy of the receipt or other proof of payment to Landlord. To the extent allowed by law, if the Tenant fails to pay any amounts due hereunder on or before five (5) days after Landlord delivers written notice of such delinquency to Tenant, Landlord reserves the right to pay said charges and invoice Tenant for said amounts plus a “Late Charge” equal to five percent (5%) of such unpaid amount. Tenant shall additionally be responsible for any and all reasonable attorney’s fees and costs incurred by Landlord associated with the satisfaction and release of any and all liens filed on the Property due to Tenant’s failure to timely pay the charges due hereunder. Doesn’t “During the Term” address this?

12. HANDICAPPED ACCESSIBILITY. The Tenant is responsible for continual compliance with any state or federal handicap accessibility requirements, including without limitation the requirements imposed on commercial establishments by the Americans With Disabilities Act of 1990, for the Property.

13. ACCESS. During the Term, the Tenant shall allow the Landlord and its employees, agents and representatives reasonable access to the Property at all reasonable times for the purpose of inspecting the Property and any other purpose not inconsistent with this Lease. In the exercise of the rights granted by this Section, the Landlord shall take reasonable steps to minimize any interference with the Tenant’s business, however in the event Landlord reasonably believes that an emergency exists related to the Property, Landlord shall be relieved of any obligation to avoid interference with the Tenant’s business and may take any action necessary to avoid damage to the Property.

14. ALTERATIONS. Subject to the requirements and covenants contained in the Section covering Tenant Requested Improvements herein, the Tenant shall not make any material alterations, additions, installations, repairs or improvements to the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any permitted material alterations shall be performed in a good and workmanlike quality and condition, and all costs and expenses shall be the sole obligation of, and shall be timely paid by, the Tenant, unless otherwise agreed by the Landlord in writing. Any such permitted alterations shall be in compliance with all applicable city, state and federal ordinances, regulations and codes and shall comply with all applicable health and safety requirements. If after the execution of this Lease, an ordinance, regulation, code provision or other requirement applicable to the Property and related to any Standard Improvement or Tenant Requested Improvement [this should not be a problem as all improvements are covered in those two definitions]changes so as to require any additional expenditure in order to achieve compliance, such expenditure shall be paid for by the Tenant. The Tenant shall obtain any and all necessary permits for any such authorized alterations prior to commencing the same. Upon completion, the same shall be inspected, as appropriate or as required, by the appropriate officials. Any deficiencies and/or violations identified or noted by such officials shall be repaired, replaced and/or remedied by the Tenant at the Tenant’s sole expense and in the time frame required by such official related to such deficiency or violation or otherwise within a reasonable time frame. Any and all Permanent Fixtures and other alterations made to the Property shall remain the sole property of the Landlord upon the expiration or termination of this Lease, and the Tenant shall not be entitled to reimbursement or offset for the same. The Tenant shall have the right to remove Tenant’s Property within thirty (30) days after the end of the Term or the termination of the Tenant’s right to use or possess the Property, provided all other conditions of the Lease have been satisfied. Any damage caused as a result of removal of Tenant’s Property may be repaired by the Landlord at the Tenant’s sole expense. All of Tenant’s Property not removed by Tenant within thirty (30) days shall be deemed abandoned and become property of the Landlord; however, the Landlord shall retain the right to remove any of Tenant’s Property that is abandoned and charge Tenant for costs of removal and/or repair. In the event that any liens or other encumbrances are filed against the Property related to or arising from any such permitted alteration, the Tenant shall be solely obligated and responsible for, and shall pay all costs including attorney’s fees and costs, associated with the immediate removal of such lien or encumbrance.

15. INSURANCE. During the Term, the Tenant shall, at its sole cost and expense, procure and maintain: (i) insurance covering the Property in an amount sufficient to replace any Improvements including but not limited to Standard Improvements and Tenant Requested Improvements situated thereon; (ii) commercial or comprehensive general liability insurance covering the Property in an amount of not less than Two Million Dollars ($2,000,000.00) and covering for personal property damage and personal injury in an amount of not less than Two Million Dollars ($2,000,000.00); and (iii) worker’s compensation insurance as required under the laws of the state in which the Property is located, which policies shall be in a form and issued by a company reasonably acceptable to the Landlord. Such insurance must be written on an “occurrence” as opposed to a “claims made” basis.

15.1. Additional Insured Requirements: All insurance policies of Tenant (except under Statutory Workers’ Compensation provisions) shall name the Landlord, and its parent, affiliated and subsidiary companies and entities, and their respective directors, officers, agents and employees as additional insureds.

15.2. Waiver of Subrogation Requirements: All insurance policies of Tenant shall include a waiver of subrogation in favor of the Landlord, its parent, affiliated and subsidiary companies and entities and their respective successors, assigns, directors, officers, agents and employees.

15.3. The Tenant shall furnish the Landlord with certificates of insurance in form and substance satisfactory to the Landlord evidencing insurance coverage and provisions provided for in this Lease. Failure of the Tenant to furnish such evidence of insurance coverage shall not be considered a waiver by the Landlord of the Tenant’s obligation to provide such insurance and such evidence. All insurance certificates shall include the following statement unless the Landlord approves alternative language:

“CALIBER TEXAS PROPERTIES LP, and its parent, affiliated or subsidiary companies and entities and their respective directors, officers, agents and employees are named as additional insured on all above policies (except Worker’s Compensation) and waiver of subrogation in favor of CALIBER TEXAS PROPERTIES LP, and each its parent, affiliated or subsidiary companies and entities, and their respective directors, officers, agents and employees applies as required by written contract. No less than thirty (30) days prior written notice shall be given CALIBER TEXAS PROPERTIES LP in the event of material alternation to or cancellation of the coverage evidenced by all above policies (except Worker’s Compensation).”

16. ASSIGNMENT. Except as set forth below and except for an assignment to a Permitted Transferee after notice to the Landlord fifteen (15) days prior to the assignment, the Tenant shall not sell, pledge or otherwise encumber or grant a lien upon or against the Property or any interest in this Lease, and the Tenant shall not sublease all of the Property or assign any of its rights, or delegate any of its duties, obligations or responsibilities, under this Lease without the Landlord’s prior written consent, which consent may be withheld, conditioned or delayed at the Landlord’s sole discretion. Consent by the Landlord to any assignment or sublease shall not be deemed to be a consent to any subsequent assignment or sublease. Any encumbrances, assignment, sublease or transfer without the prior written consent of the Landlord, whether voluntarily, by operation of law or otherwise, are void. The Tenant agrees that the Landlord may assign, sell or encumber all of this Lease and the payments hereunder, and upon written notice, the Tenant shall pay to such assignee all Rent and other sums due under or to become due under this Lease. Should the Tenant desire to assign this Lease or sublease the Property the Tenant shall give the Landlord written notice no later than fifteen (15) days in advance of the proposed effective date of the proposed assignment or sublease, specifying: (a) the name, current address, and business of the proposed Permitted Transferee, assignee, or sublessee, (b) the amount and location of the space within the Property proposed to be subleased, if applicable, (c) the proposed effective date and duration of the assignment or sublease, (d) the proposed rent and all consideration to be paid to the Tenant by such assignee or sublessee, and (e) a financial statement, business resume and other information as the Landlord may reasonably request to evaluate the proposed Permitted Transferee, assignee, or sublessee. The Landlord shall have thirty (30) days following receipt of such notice and other information requested by the Landlord to elect one of the following options: (i) refuse to allow assignment or sublease if in the reasonable exercise of Landlord’s judgment it determines that (a) the financial condition and general reputation of the proposed Permitted Transferee, assignee, or subtenant are not consistent with the extent of the obligation undertaken by the proposed assignment or sublease; or (b) the proposed business to be conducted in the Demised Premises is not appropriate for the Property, will cause unreasonable wear to the Property, or is prohibited by applicable law; or (ii) to terminate this Lease as to the space so affected as of the proposed effective date set forth in the Tenant’s notice, in which event the Tenant shall be relieved of all further obligations hereunder as to such space and all other provisions of this Lease which expressly survive the termination hereof; or (iii) to permit Tenant to assign or sublease such space; provided however, if the Landlord provides the Tenant with notice of the exercise of the Landlord’s right to terminate all or any portion of this Lease pursuant to this Section, the Tenant may withdraw its request to assign this Lease or sublease the Property, as applicable, by providing notice prior to the effective date of the termination and this Lease shall continue as though the Tenant never requested to assign the Lease or sublease all or a portion of the Property, as applicable. T he Tenant shall deliver to the Landlord copies of all documents executed in connection with any permitted assignment or subletting, which documents shall be in form and substance reasonably satisfactory to the Landlord and which shall require any Permitted Transferee, assignee, or sublessee to assume performance of all terms of this Lease to be performed by the Tenant or any subtenant to comply with all the terms of this Lease to be performed by the Tenant. In no event shall an approved assignment or sublease relieve the Tenant from its obligation to fully perform all the terms, conditions, and covenants of this Lease. If this Lease shall be assigned, or if the Property be sublet or occupied by any person or persons other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, subletting, occupancy, or collection of rent shall be deemed a waiver of the covenants in this Section, nor shall it be deemed acceptance of the assignee, subtenant, or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions, and covenants of this Lease.

17. SUBORDINATION. This Lease shall be subject and subordinate to any mortgage, deed of trust, deed to secure deed, security interested granted by Landlord, or similar encumbrance (a “Mortgage”) presently existing or hereafter arising upon any of the Property and to any renewal, extension or refinancing thereof, and the Tenant agrees that any holder of such Mortgage shall have the right at any time to subordinate such Mortgage to this Lease on such terms and subject to such conditions as the holder of such Mortgage may deem appropriate in its discretion. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required; provided, however the Tenant agrees within twenty (20) days after demand to execute and deliver any instrument subordinating this Lease or attorning to the holder of any such Mortgage as the Landlord may request. As a condition to the subordination contemplated by this Section, the Landlord shall use reasonable efforts to obtain from the holder of any Mortgage affecting the Property an agreement, in writing, for itself, its successors and assigns, that the rights of the Tenant under the Lease shall not be terminated, and the possession of the Property by the Tenant shall not be disturbed by any holder of any Mortgage or by any proceeding on the debt which any such Mortgage secures, or by any person, firm or corporation whose rights were acquired as a result of such proceeding or by virtue of a right or power contained in any such Mortgage or the debt secured thereby and that any sale at foreclosure will be subject to this Lease, so long as the Tenant performs its obligations hereunder in accordance with the terms hereof. If the Property is subject to a Mortgage as of the date of this Lease, the Landlord shall use reasonable efforts to provide the Tenant with the agreement contemplated by the forgoing sentence from the holder of such Mortgage within sixty (60) days from the date of this Lease.

18. ESTOPPEL. Each party agrees to execute and deliver to the other party a certificate or statement certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), (ii) the expiration date of this Lease, (iii) the dates to which Rent and other charges payable under this Lease have been paid, (iv) the Tenant has accepted possession of the Property and that any improvements required by the terms of this Lease to be made by the Landlord have been completed to the satisfaction of the Tenant, (v) no Rent has been paid more than thirty (30) days in advance of its due date, (vi) to the delivering party’s knowledge, the requesting party is not in default hereunder (or if not in default, the nature of such alleged default), and (vii) such other matters as the Landlord or any holder of a Mortgage shall reasonably require.

19. DESTRUCTION OR DAMAGE. In the event of partial or total destruction of the Property or improvements by fire or other casualty, the Landlord shall, as promptly as practicable, repair, reconstruct or replace the portions of the Property or the improvements destroyed in. a good and workmanlike manner so as to provide for the continuation of the Tenant’s use of the Property for the permitted use, subject to the provisions hereof. During the period of repairs or restoration, this Lease shall continue in full force and effect and there shall be no abatement of Rent. If (i) the Property or improvements are so extensively destroyed by fire or other casualty so as to render the Property unsuitable for the Tenant’s use of the Property in the same manner as the Tenant’s use of the Property at the time of such fire or other casualty, and (ii) the Landlord’s contractor has notified Landlord that it estimates that the period of time required to repair, reconstruct or replace the portions of the Property or improvements destroyed, so as to provide for the continuation of the Tenant’s use in the same manner as the Tenant’s use of the Property at the time of such fire or other casualty, shall exceed one hundred eighty (180) days, then the Tenant may terminate this Lease by turning over any and all insurance proceeds related to the Property to Landlord and giving written notice to the Landlord within ninety (90) days after the date of such destruction. In the event of termination pursuant to this Section, this Lease shall terminate as of, and Rent shall be appropriately apportioned through and abated from and after, the first rental payment date occurring after the delivery of the notice of termination. If the Tenant has the option to terminate this Lease pursuant to this Section but elects not to so terminate, there shall be no abatement of Rent, and the Landlord shall, as promptly as practicable, repair, reconstruct or replace the portions of the Property or the improvements destroyed in a good and workmanlike manner so as to provide for the continuation of the Tenant’s use of the Property for the permitted use.

20. EMINENT DOMAIN. If the whole of the Property is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the earlier of the date title vests or the date possession is given, and Rent shall be prorated to such date. If less than the whole of the Property or the improvements is so taken so as to render the balance of the Property unsuitable for use by the Tenant in the same manner as Tenant’s use of the Property at the time of such taking, then Landlord shall have the right to improve the balance of the Property in such a manner that will permit the Tenant to use the Property in the same manner as Tenant’s use of the Property at the time of the taking. Such improvements shall include the replacement or construction of any improvements (in size, use and scope) lost as a result of the taking. Landlord’s obligation shall be limited to the consideration it receives as a result of the taking. In the event Landlord elects riot to or is unable to improve the Property to permit the Tenant to use the Property in the same manner as Tenant’s use of the Property as of the taking, Landlord shall notify Tenant of such election or inability within fifteen (15) days of such taking and Tenant shall have ninety (90) days from such notice to terminate this Lease. Rent shall be prorated to the date of such termination. If this Lease continues in force upon such partial taking, the Rent shall be equitably adjusted according to the remaining area of the Property and the use thereof by Tenant.

21. MAINTENANCE AND REPAIRS. The Tenant shall be solely obligated and responsible for: (i) maintaining, normal wear and tear excepted, and repairing, any and all parts of the Property, including without limitation the roof of any and all structures located at the Property and all heating, air conditioning and ventilation service to any structures located at the Property (subject to Tenant’s right to avail itself of any manufacturer’s or contractor’s warranties on the HVAC); (ii) preventing and exterminating pests in and around the Property; (iii) maintaining any and all landscaping in and around the Property; and (iv) keeping the parking lot, sidewalks and entryways free and clear of all debris, snow and ice.

22. NO WARRANTIES. The Landlord makes no express or implied warranty of any kind whatsoever with respect to the Property, including, but not limited to, any warranty relating to the habitability of the Property.

23. SIGNS. The Tenant shall have the right, at the Tenant’s sole cost and expense, to install, erect and maintain upon the Property any signs as the Tenant may from time to time deem necessary or appropriate; provided, that any and all signs and installation shall comply with any and all applicable ordinances, rules, regulations and laws and shall not permanently damage or injure the Property. Upon the expiration or termination of the Lease, the Tenant shall cause, at the Tenant’s sole cost and expense, all such signs to be immediately removed. If a sign is not immediately removed upon the expiration or termination of the Lease, the sign shall become the sole property of the Landlord, and the sign will, at the Landlord’s option, be removed and disposed of by the Landlord. In the event a sign is removed by the Landlord, the Tenant shall be solely obligated and responsible for, and shall promptly reimburse the Landlord for, the cost of the removal and disposal of any sign.

24. EVENTS OF DEFAULT. The occurrence of any of the following shall be an Event of Default under this Lease: (i) the Tenant’s failure to pay the Rent or any other amount to be paid by the Tenant to the Landlord under this Lease within ten (10) days after the receipt of notice from the Landlord of delinquency; (ii) the Landlord or the Tenant fails to cure any material breach, default or failure to perform (except for payments of any amounts due to the Landlord under this Lease) any of the terms, conditions, covenants or agreements in this Lease within thirty (30) days after the breaching party receives written notice of such breach, default or failure, said cure period to be extended to sixty (60) days if the breaching party provides evidence that it is using reasonable diligence to cure the default; (iii) the Tenant abandons, deserts or vacates the Property for more than ninety (90) days within any twelve (12) month period; or (iv) the Tenant becomes insolvent. For purposes of this Lease, a party shall be considered insolvent if the party: (i) applies for or consents to the appointment of a receiver, trustee or liquidator of its assets or properties; (ii) admits in writing its inability to pay debts as the same mature or become due; (iii) makes a general assignment for the benefit of creditors; (iv) as any material part of its assets or properties placed in the hands of a receiver, trustee or other officer or representative of a court or of creditors; (v) is adjudged bankrupt or institutes any voluntary proceeding in insolvency or bankruptcy or for readjustment, extension or composition of debts or for any other relief of debtors; or (vi) has any involuntary proceeding instituted against the party in insolvency or for readjustment, extension, or composition of debts, which proceeding is not dismissed within sixty (60) days after the filing of the commencement of the same; or (vii) has an entry by any court of a final non-appealable judgment against the party for damages in excess of $100,000.00 which the party does not pay within sixty (60) days [we discussed this last time, I am technically ok with this as the section it actually shortens their total time to cure if they are using reasonable diligence] or the institution of any levy, attachment, garnishment or charging order against the party for similar damages. If a party is adjudged bankrupt, or a trustee in bankruptcy is appointed for a party, the Landlord and the Tenant, to the extent permitted by law, agree and covenant to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

25. REMEDIES. Upon the occurrence of any Event of Default, the non-breaching party shall be entitled to all rights and remedies allowed by law or equity. In addition, the Landlord and the Tenant shall have the following rights and remedies, which may be pursued successively or cumulatively as the Landlord or the Tenant may elect without any notices or demands (which notices and demands are hereby waived) as a prerequisite to the exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease.

25.1. Re-enter Property. The Landlord may re-enter the Property and cure any default of the Tenant, and upon demand, the Tenant shall immediately reimburse the Landlord for any and all costs and expenses incurred by the Landlord in curing any such default. The Landlord shall not be liable to the Tenant for any loss or damage which the Tenant may sustain by reason of the Landlord’s action, regardless of whether caused by the Landlord’s negligence or otherwise.

25.2. Terminate Lease. The Landlord may terminate this Lease by giving written notice to the Tenant. This Lease shall terminate as of the date stated in such notice, and the Tenant shall have no further rights, duties, obligations or responsibilities under this Lease, except accrued payment obligations and those expressly provided to survive the expiration or termination of this Lease.

25.3. Terminate Right to Use. The Landlord may terminate the right of the Tenant to use and possess the Property without terminating this Lease by giving written notice to the Tenant that the Tenant’s right to use and possess shall terminate as of the date stated

in such notice. If the Landlord terminates the Tenant’s right to use and possess the Property under this Section, the Landlord shall be entitled to recover from the Tenant all Rent accrued and unpaid for the period up to and including such termination date and all other amounts due to the Landlord including, but not limited to, any and all costs and expenses, court costs and attorneys’ fees incurred by the Landlord as a result of or connected with the Event of Default and in the enforcement of its rights and remedies under this Lease. Any termination of the Tenant’s right to use and possess the Property shall not release the Tenant, in whole or in part, from the Tenant’s duties, obligation and responsibilities under this Lease including, but not limited to, the payment of Rent and other amounts that may become due under this Lease for the remainder of the Term.

25.3.1. Reletting. The Landlord may relet all or any part of the Property for such time and upon such terms as the Landlord may determine. The Landlord shall not be required to accept any tenant offered by the Tenant or to observe any instructions given by the Tenant related to such reletting. The Landlord may make repairs, alterations and additions in or to the Property to the extent reasonably deemed necessary or desirable by the Landlord, and the Tenant shall pay to the Landlord any and all costs and expenses incurred by the Landlord in exercising it rights and reletting the Property under this Section. Any rents received by the Landlord from any such reletting shall be applied first to the payment of the expenses of re-entry, repairs, alterations and additions and of reletting and second, to the payment of Rent.

25.3.2. Excess from Reletting. Any excess amount shall operate only as an offsetting credit against the amount of Rent due and owing as the same becomes due and payable, and the use of such offset shall not give, or be deemed to give, the Tenant any right, title or interest in or to such excess. No actions by the Landlord under this Section shall be construed as an eviction (constructive or otherwise) of the Tenant or as an election by the Landlord to terminate this Lease or shall operate to release the Tenant in whole or in part from any of the Tenant’s duties, obligations or responsibilities under this Lease. The Landlord may, at any time and from time to time, sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

25.4. Enforce Lease. The Landlord or the Tenant may enforce the provisions of this Lease and may enforce and protect their respective rights under this Lease by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained in this Lease, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from a party to the other.

25.5. Property Removed. All Tenant’s Property removed from the Property by the Landlord under this Lease or applicable law may be handled, removed or stored by the Landlord at the cost and expense of the Tenant, and the Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. The Tenant shall pay the Landlord for any and all expenses incurred by the Landlord related to the removal and storage of such property. Notwithstanding the applicable limitations of section 14 “ALTERATIONS” herein, all Tenant’s Property not removed from the Property or retaken from the Landlord by the Tenant within thirty (30) days after the end of the Term or the termination of the Tenant’s right to use or possess the Property shall be conclusively deemed to have been conveyed by the Tenant to the Landlord as by bill of sale without further payment or credit by the Landlord to the Tenant.

26. ENVIRONMENTAL WARRANTY. The Tenant represents and warrants to the Landlord as follows:

26.1. The Tenant will operate the Property in such a manner as to comply with all Environmental Laws, and Tenant shall handle all Hazardous Materials used in the Tenant’s business according to all applicable Environmental Laws. For purposes of this Lease, Environmental Laws shall mean any federal, state or local law, common law, statute, ordinance, administrative rule, general policy statement or guideline of any regulatory agency, or general policy statement or guideline of any regulatory agency, or regulation, pertaining to health, industrial hygiene or the regulation or protection of the environment, and any other federal, state or local law, common law, statute, ordinance, administrative rule, general policy statement or guideline of any regulatory agency, or regulation now in effect or hereinafter enacted or amended that pertains to health, industrial hygiene or the regulation or protection of the environment and Hazardous Substances shall include (i) any material, waste or substance that is petroleum or a petroleum byproduct, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive or freon gas; and (ii) any other substance, material or waste that is or that becomes listed as hazardous, toxic, pollutant or contaminant under any Environmental Laws.

26.2. The Tenant will use its best efforts not to engage in any activities that constitute spilling, leaking, emitting, dumping or disposing into the environment of any Hazardous Materials on, at or near the Property.

26.3. The Tenant will obtain, prior to the Commencement Date, and maintain all required licenses and permits required to operate its business on the Property or pursuant to Environmental Law, and will provide the Landlord with evidence of the same upon request.

26.4. In addition to any other agreement to indemnify contained in this Lease, the Tenant hereby agrees to indemnify the Landlord and hold the Landlord and its respective members, managers, partners, directors, officers, shareholders, employees and agents (collectively, the “Landlord Related Parties”) harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses (including, without limitation, attorney’s fees and expenses and investigation fees and expenses), penalties and/or claims of any kind whatsoever incurred or suffer by Landlord (including, without limitation, those arising under common law or the Environmental Laws) caused by or resulting from:

26.4.1. the release or threatened release, discharge or presence of suspected release, discharge or presence of any Hazardous Material(s), on the Property during the Tenant’s possession thereof (except to the extent arising out of the acts of the Landlord);

26.4.2. the violation of any Environmental Laws relating to or affecting the Property which occurred during the Tenant’s possession of the Property (except to the extent arising out of the acts of the Landlord); and

26.4.3. the failure of the Tenant to comply fully with the terms and provisions of this Lease, including, without limitation, those concerning the Tenant’s compliance with Environmental Laws regarding actions affecting or potentially affecting the Property during the Tenant’s possession thereof;

26.5. This Article shall survive the expiration or earlier termination of this Lease.

27. INDEMNIFICATION. In addition to any other indemnification obligations of the Tenant under this Lease, the Tenant agrees and covenants to indemnify, defend, hold harmless, save, discharge and release the Landlord and the Landlord Related Parties from and against any payments, charges, judgments, assessments, losses, damages, liabilities, claims, demands, actions, penalties, fines or costs and expenses (including, without limitation, attorneys fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith), of any kind whatsoever incurred or suffered by the Landlord, including, without limitation, those arising under common law or the Environmental Laws of any type or nature whatsoever arising from, based upon, related to or associated with any use, possession or occupancy of the Property by the Tenant or its shareholders, directors, employees, agents, licensees or invitees, except any such actions resulting from (a) the negligence or willful misconduct of Landlord or any Landlord Related Party or (b) Landlord’s failure to perform its obligations under this Lease. The indemnification obligations under this Section shall survive the expiration or termination of this Lease for a period of two (2) years except for Tenant’s obligation for damages relating to Environmental Warranty that shall not expire.

28. SURRENDER OF PROPERTY. The Tenant shall, upon the expiration or termination of this Lease, surrender possession of, vacate and deliver possession of the Property to the Landlord in good condition, reasonable wear and tear excepted.

29. HOLDOVER BY TENANT. Should the Tenant remain in possession of the Property after the natural expiration of the Term, a tenancy at will on a month-to-month basis shall be created between the Landlord and the Tenant which shall be subject to all terms and conditions hereof except that the Rent payable thereafter shall be increased an amount that is 150% of the Rent for the last month of the Term. The month-to-month tenancy shall be terminated on thirty (30) days written notice served by the Landlord or the Tenant to the other party.

30. ENTIRE AGREEMENT; AMENDMENT. This Lease and the exhibits and schedules attached hereto constitute the entire agreement between the Landlord and the Tenant with respect to the subject matter of this Lease and supersede any and all prior understandings, agreements or representations by or between the Landlord and the Tenant, whether written or oral, related in any way to the subject matter of this Lease. This Lease may be amended or modified only if done in a writing specifically providing that such writing is intended to amend this Lease and signed by the Landlord and the Tenant.

31. BINDING EFFECT. This Lease shall be binding upon, and shall inure to the benefit of, the Landlord, the Tenant and their respective successors and permitted assigns.

32. HEADINGS. The headings contained in this Lease are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Lease.

33. MULTIPLE COUNTERPARTS. This Lease may be executed in one or more counterparts, by facsimile or otherwise, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

34. CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Lease shall be construed as if drafted by the Landlord and the Tenant, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Lease.

35. NOTICES. Any notices or other communications required or permitted to be given by this Lease must be (i) given in writing and (ii) personally delivered or mailed by prepaid mail or overnight courier, or by fax delivered or transmitted to the party to whom such notice or communication is directed, to the address of such party as follows:

To Landlord:	CALIBER TEXAS PROPERTIES LP
Attn: General Counsel
820 Caliber Center, 38 1 7 N.W. Expressway
Oklahoma City, Oklahoma 731 12
Fax No.: (405) 605-2520

To Tenant:	Diamondback-Quantum LLC
10600 W. County Road 128 West,
Odessa, TX 79765
Fax No.:

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication sent by overnight courier, or (iv) on the day such notice or communication is faxed if faxed during normal business hours, if not on the next business day. Any party may, for purposes of this Lease, change its address, fax number, or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other parties pursuant hereto.

36. MEMORANDUM OF LEASE. The Landlord and the Tenant shall enter into a Memorandum of Lease in substantially the form of Exhibit “B” to this Lease. The Memorandum of Lease shall be recorded in the records of the county in which the Property is located.

37. SEVERABILITY. If any provision contained in this Lease shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained herein shall not be affected thereby.

38. WAIVER. Any waiver by any party of a breach of any provision of this Lease shall not operate as or be construed to be a waiver of any other breach of any other provision of this Lease. Failure by any party to insist upon strict adherence to any term of this Lease on one or more occasions shall not be considered a waiver or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Lease. The terms and provisions of this Lease, whether individually or in their entirety, may only be waived in a writing referring specifically to this Agreement and signed by the party against whom or which the enforcement of such waiver is sought. No right, remedy or election given by any term of this Lease or made by a party hereto shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at law or in equity.

39. LIMITATION OF LIABILITY. IN NO EVENT SHALL LANDLORD BE LIABLE TO TENANT FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS LEASE, EVEN IF LANDLORD HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

40. DISPUTE RESOLUTION. The parties shall attempt to settle any claim or controversy arising out of this Lease through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, the dispute shall be mediated by a mutually acceptable mediator to be chosen by the parties within sixty (60) days after written notice by one of the parties demanding mediation. Neither party may unreasonably withhold its consent to the selection of a mediator, and the parties shall share the costs of the mediation equally. By mutual agreement, however, the parties may postpone mediation until each has completed some specified but limited discovery about the dispute. The parties may also agree to replace mediation with non-binding alternative dispute resolution, such as neutral fact-finding or a mini-trial. Disputes relating to the intellectual property of either party shall not be subject to mediation or alternative dispute resolution. Any dispute which cannot be resolved through negotiation or mediation, within one hundred eighty (180) days of the initial demand or immediately upon the refusal by either party to participate in scheduling or attend mediation, shall then be finally resolved by a court within Oklahoma County, Oklahoma. The Landlord and the Tenant hereby waive any right to a trial by jury in a lawsuit involving any claim or controversy arising out of this Lease. The use of alternative dispute resolution shall not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section shall prevent either party from resorting to judicial proceedings if: (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others. The parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other related expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

41. PLURAL; GENDER. Words used in this Lease in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Lease shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Lease shall apply to such words when used in the other form where the context so permits and vice versa. Any and all exhibits and schedules described in this Lease are hereby incorporated by reference into this Lease and made a part of this Lease. Any reference in this Lease to a section shall mean the section number in this Lease unless otherwise expressly stated.

42. TIME OF THE ESSENCE. The Landlord and the Tenant agrees that time is of the essence to this Lease and all of its terms and conditions.

43. GOVERNING LAW; VENUE; JURISDICTION. All issues and questions concerning the construction, validity, enforcement and interpretation of this Lease shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.

IN WITNESS WHEREOF, the Landlord and the Tenant have executed and delivered this Lease as of the day and year first written above.

“LANDLORD”	CALIBER TEXAS PROPERTIES LP

	By:	/s/ Jade Noles
	Name:	Jade Noles
	Title:	President

“TENANT”	DIAMONDBACK-QUANTUM LLC

	By:	/s/ Phil Lancaster

	Name:	Phil Lancaster

	Title:	Chief Executive Officer

EXHIBIT “A”

Legal Description

FIELD NOTICE DESCRIPTION OF THE SURVEY OF A 0.23 ACRE TRACT OF LAND OUT OF A 0.9184 ACRE TRACT OF LAND OUT OF THE CENTRAL PART OF A 30.25 ACRE TRACT OF LAND OUT OF SECTION EIGHTEEN (18), BLOCK FORTY (40), T-2-S t7P RR COMPANY SURVEY, MIDLAND COUNTY, TEXAS, SAID 0.23 ACRE TRACT DESCRIBED MORE FULLY BY METES AND BOUNDS AS FOLLOWS:

BEGINNING at a 1/2” reinf bar set in the WEST Right-of-Way line South County Road 1282 for the NORTHEAST corner of this tract, from which the NORTHEAST corner of said 30.25 acre tract bears N. 15° 18’ 00” W. 364.72 feet and N. 74° 15’ 15” E. 380.0 feet, from which the SOUTHEAST corner of said Section 18 bears N. 74° 15’ 15” E. 1158.41 feet and S. 14° 48’ 00” E. 2494.89 feet;

THENCE S. 15° 18’ 05” E. 50.28 feet along the WEST Right-of-Way line of South County Road 1282 to a RR spike found for the EASTERLY SOUTHEAST corner of this tract;

THENCE S. 74° 15’ 15” W. 200.02 feet to a calculated point for a corner of this tract;

THENCE S. 15° 23’ 01” E. 10.79 feet to a fence corner post found for the most SOUTHERLY SOUTHEAST corner of this tract;

THENCE S. 74° 49’ 00” W. 2.06 feet to a fence corner post found for the SOUTHWEST corner of this tract;

THENCE N. 15° 31’ 00” W. 61.06 feet to a fence corner post found for the NORTHWEST corner of this tract;

THENCE N. 74° 15’ 15” E. 202.30 feet to the PLACE OF BEGINNING.

EXHIBIT “B”

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (the “Memorandum”) is made and entered into this 11th day of November 2008 by and between Caliber Development Company LLC a Delaware limited liability company (the “Landlord”), and Great White Pressure Control LLC, (the “Tenant”), as follows:

The Landlord has by the Amended and Restated Lease of even date herewith (the “Lease”) leased to the Tenant and the Tenant has leased from the Landlord for an initial term of twenty years from December 13, 2006, the property described on Exhibit “1” to this Memorandum (the “Leased Premises”). The Lease provides for two options to renew for additional terms of five years each.

IN WITNESS WHEREOF, the parties have executed this Memorandum to be delivered and effective as of the day and year first written above.

“LANDLORD”	CALIBER DEVELOPMENT COMPANY LLC

By:
	Name:	Jade Noles
	Title:	President

STATE OF OKLAHOMA	)
) ss:
COUNTY OF OKLAHOMA	)

The foregoing instrument was acknowledged before me this      day of November, 2008, by Jade Noles, as President of Caliber Development Company LLC.

Notary Public

My commission expires:

“TENANT”	GREAT WHITE PRESSURE CONTROL LLC

By:
	Name:	Phil Lancaster
	Title:	Chief Executive Officer

STATE OF OKLAHOMA	)
) ss:
COUNTY OF OKLAHOMA	)

The foregoing instrument was acknowledged before me this      day of November, 2008, by Phil Lancaster, as Chief Executive Officer of Great White Pressure Control LLC.

Notary Public

My commission expires:

EXHIBIT 1

Legal Description

FIELD NOTICE DESCRIPTION OF THE SURVEY OF A 0.23 ACRE TRACT OF LAND OUT OF A 0.9184 ACRE TRACT OF LAND OUT OF THE CENTRAL PART OF A 30.25 ACRE TRACT OF LAND OUT OF SECTION EIGHTEEN (18), BLOCK FORTY (40), T-2-S t7P RR COMPANY SURVEY, MIDLAND COUNTY, TEXAS, SAID 0.23 ACRE TRACT DESCRIBED MORE FULLY BY METES AND BOUNDS AS FOLLOWS:

BEGINNING at a 1/2” reinf bar set in the WEST Right-of-Way line South County Road 1282 for the NORTHEAST corner of this tract, from which the NORTHEAST corner of said 30.25 acre tract bears N. 15° 18’ 00” W. 364.72 feet and N. 74° 15’ 15” E. 380.0 feet, from which the SOUTHEAST corner of said Section 18 bears N. 74° 15’ 15” E. 1158.41 feet and S. 14° 48’ 00” E. 2494.89 feet;

THENCE S. 15° 18’ 05” E. 50.28 feet along the WEST Right-of-Way line of South County Road 1282 to a RR spike found for the EASTERLY SOUTHEAST corner of this tract;

THENCE S. 74° 15’ 15” W. 200.02 feet to a calculated point for a corner of this tract;

THENCE S. 15° 23’ 01” E. 10.79 feet to a fence corner post found for the most SOUTHERLY SOUTHEAST corner of this tract;

THENCE S. 74° 49’ 00” W. 2.06 feet to a fence corner post found for the SOUTHWEST corner of this tract;

THENCE N. 15° 31’ 00” W. 61.06 feet to a fence corner post found for the NORTHWEST corner of this tract;

THENCE N. 74° 15’ 15” E. 202.30 feet to the PLACE OF BEGINNING.